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                                                                      EXHIBIT 23








     The Board of Directors
     National-Standard Company:

     We consent to incorporation by reference in the registration statements (Nos. 2-71276 and 33-68926) on Form S-8 of National-Standard Company of our report dated November 8, 1994; relating to the consolidated balance sheets of National-Standard Company and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1994, and all related schedules, which report appears in the September 30, 1994 annual report on Form 10-K of National-Standard Company. Our report refers to a change in accounting.



                                KPMG Peat Marwick LLP




     Chicago, Illinois
     December 2, 1994